EXHIBIT 21.1
Subsidiaries of EVERTEC, Inc.

Name	Jurisdiction of Incorporation
EVERTEC Costa Rica, S.A.	Costa Rica
EVERTEC Panama, S.A.	Panama
EVERTEC Dominicana, SAS	Dominican Republic
EVERTEC Group, LLC	Puerto Rico
EVERTEC Intermediate Holdings, LLC	Puerto Rico
EVERTEC Mexico Servicios de Procesamiento, S.A. de C.V.	Mexico
EVERTEC Guatemala, S.A.	Guatemala
Processa, S.A.S	Colombia
EVERTEC USA, LLC	Delaware
Tecnopago SpA	Chile
EFT Group SpA	Chile
EFT Servicios Profesionales SpA	Chile
EFT Global Services SpA	Chile
Paytrue S.A.	Uruguay
Caleidón S.A.	Uruguay
Paytrue Solutions Informática Ltda.	Brazil
EFT Group S.A.	Panama
Tecnopago España SL	Spain